SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

West Coast Realty Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST COAST REALTY INVESTORS, INC.
3000 Sand Hill Road, Building 3, Suite 140
Menlo Park, California 94025

5933 W. Coast Century Boulevard, Ninth Floor
Los Angeles, California 90045

December 27, 2001

DEAR SHAREHOLDER:

We have made substantial progress since our Shareholder Letter to you dated October 2, 2001 regarding West Coast Realty Investors, Inc., and I am inspired by the quality of everyone’s efforts to move this Company into an expansion program. Highlights of our overall progress include:

•	Completed new Web Home Page at www.wcrii.com (please take a look)

•	Hired highly competent CFO, and added two new Board members

•	Engaging Mellon Financial Services as our new Transfer Agent for 2002

•	Engaging Yardi Enterprise System for financial accounting for 2002

•	Engaging Pacific Southwest Realty Services to evaluate refinancing alternatives

•	Listed the four Retail properties for sale

•	Completed our second Proxy preparation, including Bylaw revamping and SEC authorization

•	Completed MAI Appraisals

•	Completed 10-Q for the 3rd Quarter, and 4th Quarter 2001 and 2002 Budgets

•	Proposed two Letters of Intent as offers to purchase a multi-tenant office and an industrial property

•	Located new Northern California headquarters effective January 1, 2002 in Menlo Park, California, with the Regional Office in Los Angeles

Specifically, you should have received our second Proxy dated December 4 asking for your approval for WCRI to (1) become self-administered, and (2) increase the loan-to-value ratio from 50% to 65%. These two recommended actions will help conform the operations of our Company to industry standards, assist us in taking advantage of today’s low interest rates, and provide liquidity for the prospects of new acquisitions. We are very pleased to have already received a substantial number of ballots favoring these proposals, and thank you in advance for your efforts to RETURN YOUR PROXY ASAP in preparation for the Special Meeting on January 15, 2002.

The Board of Directors has reviewed the current and projected financial information for the Company, and the Board voted unanimously to set the dividend distributions at $.10 per share payable to shareholders of record as of December 19, 2001. This represents a

$.05 reduction from the $.15 per quarter paid out each quarter over the first 3 quarters of 2001. The Board’s reasoning for this decision were based on the following:

•	The results of the MAI Appraisals completed in late November suggest that current lease rents from a number of the property leases are above current market rates. Accordingly, several assets in our asset base (reviewed by WCRI’s auditors, BDO Seidman) required a composite write-down of $3.8 million as reported in the 3rd quarter 10-Q filed with the SEC. For comparative analysis purposes, this write-down recognized a $1.31/share value reduction from $6.94 per share for WCRI as disclosed in the 2nd Quarter 10-Q to $5.63 as disclosed in the 3rd Quarter 10-Q. In addition, the $5.63 includes intangible assets that are not appropriate to include for valuation purposes, thus reducing the valuation further to $5.50 per share. Therefore, WCRI’s estimated value per share at December 31, 2001 is $5.50 per share. And in summary, this valuation reduction is identified in the contrasting property appraisals. This year’s MAI Appraisals, when compared with last year’s limited Summary Appraisals, now reflect current rent conditions, discounted cash flow analysis, and anticipated economic and leasing considerations;

•	As expected, a specific loss of rent came from the recent lease termination by the primary tenant in the 66,000 square foot industrial building in Vacaville, CA;

•	The overall reserves of the Company need to be increased to prepare for the possibility of erosion within the economy and the potential loss of revenues for WCRI;

•	The increased rehab expenses were necessary to upgrade the Corona property in preparation for attracting new tenants when the current lease expires;

•	The legal expenses attributable to the two Proxies and related Bylaw changes;

•	The termination of the Advisory Agreement by West Coast Realty Advisors, Inc. effective March 31, 2002.

Thus, in order to set the course for WCRI’s future growth, your Board has made the tough but necessary decision to reduce the dividends for the 4th Quarter in an effort to improve the prospects of increasing shareholders’ long-term returns through the value appreciation of the common stock.

We thank you for your continued support of West Coast Realty Investors, Inc.

Very truly yours, /s/ Allen K. Meredith Allen K. Meredith President & CEO Chairman of the Board of Directors